As filed with the Securities and Exchange Commission on January 24, 2003
                                                    REGISTRATION NO. 333-100846
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------

                                AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            -------------------------

                          WEBSTER FINANCIAL CORPORATION
       (Exact name of registrant as specified in its governing instrument)

          DELAWARE                                   06-1187536
   (State of Organization)            (I.R.S. Employer Identification Number)

                                 WEBSTER PLAZA
                          WATERBURY, CONNECTICUT 06702

                    (Address of principal executive offices)

                                WILLIAM J. HEALY
                          EXECUTIVE VICE PRESIDENT AND
                             CHIEF FINANCIAL OFFICER
                          WEBSTER FINANCIAL CORPORATION
                                 145 BANK STREET
                               WATERBURY, CT 06702
                                 (203) 578-2335
                            -------------------------

                                   Copies to:
                              STUART G. STEIN, ESQ.
                             HOGAN & HARTSON L.L.P.
                           555 THIRTEENTH STREET, N.W.
                           WASHINGTON, D.C. 20004-1109
                                 (202) 637-8575

                            -------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _______________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                            -------------------------
                         CALCULATION OF REGISTRATION FEE

==============================================================================================================================
                                                                 PROPOSED MAXIMUM        PROPOSED MAXIMUM        AMOUNT OF
              TITLE OF CLASS                  AMOUNT TO BE      AGGREGATE PRICE PER     AGGREGATE OFFERING    REGISTRATION FEE
      OF SECURITIES BEING REGISTERED           REGISTERED        COMMON SHARE (1)           PRICE (1)               (1)
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per share          83,720              $32.26                 $2,700,807            $248.48*
==============================================================================================================================
*previously paid

(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales prices on the New York Stock Exchange on October 29, 2002.

                            -------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This prospectus is neither an offer to sell nor a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is unlawful.


                  SUBJECT TO COMPLETION, DATED JANUARY 24, 2003

PROSPECTUS

                                  83,720 SHARES

                          WEBSTER FINANCIAL CORPORATION

                                  COMMON STOCK

         The selling stockholders named in this prospectus may offer and sell up to 83,720 shares of Webster common stock. Webster issued the shares of common stock to the selling stockholders in connection with its acquisition of Fleming, Perry & Cox, Inc., and Webster is registering the offered shares as required by the terms of the acquisition agreement with the selling stockholders.

         The selling stockholders may offer and sell their shares from time to time on the New York Stock Exchange or in private transactions at prevailing market prices or at privately negotiated prices. The registration of the offered shares does not necessarily mean that the shares will be offered or sold by the selling stockholders. Although Webster will incur expenses of approximately $11,248 in connection with registering the shares, Webster will not receive any of the proceeds from a sale of the shares by the selling stockholders. The selling stockholders, however, are responsible for their own brokerage commissions and similar expenses.

         Webster common stock is listed on the New York Stock Exchange under the symbol "WBS." On January 22, 2003, the closing price of Webster common stock on the New York Stock Exchange was $34.40 per share.

                                 --------------
         INVESTING IN WEBSTER FINANCIAL CORPORATION COMMON STOCK INVOLVES RISKS. PLEASE READ "RISK FACTORS" BEGINNING ON PAGE 3 BEFORE PURCHASING THE COMMON STOCK.

                                 ---------------
                  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                                 ---------------


         Webster's executive offices are located at 145 Bank Street, Webster Plaza, Waterbury, Connecticut 06702. Webster's phone number is (203) 578-2476

                The date of this prospectus is January ___, 2003.

                                  RISK FACTORS

         An investment in our common stock involves certain risks. To understand these risks and to evaluate an investment in our common stock, you should read this entire prospectus, including the following risk factors.

OUR BUSINESS STRATEGY OF GROWTH THROUGH ACQUISITIONS COULD HAVE AN IMPACT ON OUR EARNINGS AND RESULTS OF OPERATIONS THAT MAY NEGATIVELY IMPACT THE VALUE OF YOUR STOCK

         In recent years, Webster has focused, in part, on growth through acquisitions. During the last twelve months, Webster acquired four businesses. In August 2002, Webster Bank completed the acquisition of the asset-based lending division, including loans, staff and facilities, of IBJ Whitehall Business Credit Corporation, a subsidiary of the Industrial Bank of Japan Trust Company. The business now operates as a subsidiary of Webster Bank under the name, Whitehall Business Credit Corporation. At the time of acquisition, $451.1 million of outstanding loans and $59.5 million of outstanding letters of credit were acquired. In October 2002, Webster acquired Fleming, Perry & Cox, Inc., a financial planning and investment services firm, to be part of Webster Financial Advisors. Based in Norwalk, Connecticut, Fleming, Perry & Cox, Inc. serves high-net worth clients in the Northeast by offering financial planning, investment management, risk management and tax and estate planning services. In January 2003, Webster acquired The Mathog & Moniello Holding Co., Inc., an East Haven, Connecticut-based commercial property and casualty agency that specializes in providing risk management products and services to self insured businesses and groups. On January 23, 2003, Webster Bank acquired Budget Installment Co., a Long Island, New York-based insurance premium financing company.

         Although our business strategy emphasizes internal expansion combined with acquisitions, there can be no assurance that, in the future, we will successfully identify suitable acquisition candidates, complete acquisitions successfully integrate acquired operations into our existing operations or expand into new markets. There can be no assurance that acquisitions will not have an adverse effect upon our operating results while the operations of the acquired businesses are being integrated into our operations. In addition, once integrated, acquired operations may not achieve levels of profitability comparable to those achieved by our existing operations, or otherwise perform as expected. Further, transaction-related expenses may adversely affect our earnings. These adverse effects on our earnings and results of operations may have a negative impact on the value of your stock.


OUR BUSINESS STRATEGY OF SHIFTING OUR ASSET MIX FROM A PREDOMINANTLY RESIDENTIAL MORTGAGE LOAN PORTFOLIO TO INCLUDE MORE COMMERCIAL AND CONSUMER LOANS INVOLVES RISKS

         In recent years, Webster Bank has focused on shifting its asset mix from a predominantly residential mortgage loan portfolio to include more commercial and consumer loans. Consumer loan volume increased significantly in 2001 and, at December 31, 2001 consumer loans totaled $1.1 billion and represented 15.9% of the total loan portfolio. This growth continued during the first nine months of 2002, as consumer loans grew to $1.6 billion, or 19.1% of the loan portfolio at September 30, 2002. The growth occurred in home equity credit lines and is attributable to the lower interest rate environment and the expansion of lending into states contiguous to Connecticut. Commercial loan volume also increased significantly in 2001 and, at December 31, 2001 commercial loans totaled $1.4 billion and represented 19.9% of the total loan portfolio. This growth continued during the first nine months of 2002, as commercial loans grew to $1.9 billion, or 23.0% of the loan portfolio at September 30, 2002. Commercial and consumer lending typically results in greater yields than traditional residential mortgage lending, however, it also entails more credit risk. Broadly speaking, the losses on commercial and consumer portfolios are more volatile and less predictable than residential mortgage lending, and, consequently, the credit risk associated with such portfolios is higher. Commercial real estate loan volume also increased in 2001 and at December 31, 2001 commercial real estate loans totaled $975 million or 14.2% of the total loan portfolio. Growth continued during the first nine months of 2002 as commercial real estate loans grew to $1.0 billion or 12.3% of the total loan portfolio at September 30, 2002.



CHANGES IN INTEREST RATES COULD IMPACT OUR EARNINGS AND RESULTS OF OPERATIONS WHICH COULD NEGATIVELY IMPACT THE VALUE OF YOUR STOCK

         Our consolidated results of operations depend to a large extent on the level of our net interest income, which is the difference between interest income from interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities, such as deposits and borrowings. If interest-rate fluctuations cause the cost of interest-bearing liabilities to increase faster than the yield on interest-earning assets, Webster's net interest income will decrease. If the cost of interest-bearing liabilities declines faster than the yield on interest earning assets, Webster's net interest income will increase.

         Webster measures its interest-rate risk using simulation analyses with particular emphasis on measuring changes in the market value of portfolio equity and changes in net interest income in different interest-rate environments. The simulation analyses incorporate assumptions about balance sheet changes, such as asset and liability growth, loan and deposit pricing and changes due to the mix and maturity of such assets and liabilities. Other key assumptions relate to the behavior of interest rates and spreads, prepayments of loans and the run-off of deposits. These assumptions are inherently uncertain and, as a result, the simulation analyses cannot precisely estimate the impact that higher or lower rate environments will have on net interest income. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes, changes in cash flow patterns and market conditions, as well as changes in management's strategies.

         While Webster uses various monitors of interest-rate risk, Webster is unable to predict future fluctuations in interest rates or the specific impact thereof. The market values of most of our financial assets are sensitive to fluctuations in market interest rates. Fixed-rate investments, mortgage-backed securities and mortgage loans typically decline in value as interest rates rise. Prepayments on mortgage-backed securities may adversely affect the value of such securities and the interest income generated by them.

         Webster uses interest rate swaps to hedge its interest rate risk. At September 30, 2002, Webster had outstanding interest rate swaps with a notional amount of $500 million. These swaps are used to hedge Federal Home Loan Bank advances. The swaps allow Webster to transform FHLB advances from fixed rate to floating rate debt. Three hundred million dollars of the interest rate swaps mature in 2004 and two hundred million dollars in 2007 and an equivalent amount of the hedged advances mature on the two dates.

         Changes in interest rates can also affect the amount of loans that we originate, as well as the value of our loans and other interest-earning assets and our ability to realize gains on the sale of such assets and liabilities. Prevailing interest rates also affect the extent to which our borrowers prepay their loans. When interest rates increase, borrowers are less likely to prepay their loans, and when interest rates decrease, borrowers are more likely to prepay loans. Funds generated by prepayments might be invested at a less favorable interest rate. Prepayments may adversely affect the value of mortgage loans, the levels of such assets that we retain in our portfolio, net interest income and loan servicing income.

         Increases in interest rates might cause depositors to shift funds from accounts that have a comparatively lower cost, such as regular savings accounts, to accounts with a higher cost, such as certificates of deposit. If the cost of interest-bearing deposits increases at a rate greater than the yields on interest-earning assets increase, the net interest income will be negatively affected. Changes in the asset and liability mix may also affect the net interest income.

WE MAY NOT PAY YOU DIVIDENDS IF WE ARE NOT ABLE TO RECEIVE DIVIDENDS FROM OUR SUBSIDIARY WEBSTER BANK

         Cash dividends from Webster Bank and our liquid assets are our principal sources of funds for paying cash dividends on our common stock. Unless we receive dividends from Webster Bank or choose to use our liquid assets, we may not be able to pay dividends. Webster Bank's ability to pay us dividends is subject to its ability to earn net income and to meet certain regulatory requirements.

         Webster's main sources of liquidity are dividends from Webster Bank, investment income and net proceeds from capital offerings and borrowings. The main uses of liquidity are purchases of investment securities, the payment of dividends to common stockholders, repurchases of Webster's common stock, and the payment of interest on borrowings and capital securities. There are certain regulatory restrictions on the payment of dividends by Webster Bank to Webster. At September 30, 2002, Webster Bank had $98.8 million of retained earnings available for dividend to Webster. Webster also maintains $100.0 million in available revolving lines of credit.

                  FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS

         We have made forward-looking statements in this document, and in documents that we incorporate by reference. These kinds of statements are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of our operations. Words such as believes, expects, anticipates or similar expressions, indicate forward-looking statements.

         You should note that many factors, some of which are discussed elsewhere in this document and in the documents that we incorporate by reference, could affect our future financial results and could cause those results to differ materially from those expressed in our forward-looking statements. These factors include the following:

         o  the effect of economic conditions;
         o inability to realize expected cost savings in connection with business combinations and other acquisitions;
         o higher than expected costs related to integration of combined or merged businesses;
         o  deposit attrition;
         o  adverse changes in interest rates;
         o change in any applicable law, rule, regulation or practice with respect to tax or accounting issues or otherwise; and
         o  adverse changes or conditions in capital or financial markets.

         The forward-looking statements are made as of the date of this prospectus, and we assume no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

                              ABOUT THIS PROSPECTUS

         We have filed with the Commission a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the offered shares. This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the Commission. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to the registration statement for a complete description.

                       ABOUT WEBSTER FINANCIAL CORPORATION

         Webster Financial Corporation, through its subsidiaries, Webster
Bank, Webster Insurance, Inc. and Webster D&P Holdings, Inc., delivers financial services to individuals, families and businesses primarily in Connecticut and equipment financing and financial advisory services to public and private companies throughout the United States. Webster Bank provides business and consumer banking, mortgage lending, trust and investment services and insurance services through 108 banking offices, over 214 ATM's and an Internet website (www.websteronline.com).


         At September 30, 2002, we had total consolidated assets of approximately $13.3 billion, total deposits of approximately $7.4 billion and stockholders' equity of approximately $1.0 billion.

         Our principal executive office is located at 145 Bank Street, Webster Plaza, Waterbury, Connecticut 06702, and our telephone number is (203) 578-2476.

                                 NO PROCEEDS TO THE COMPANY

         Webster will not receive any of the proceeds from sales of shares by the selling stockholders. The costs and expenses incurred in connection with the registration under the Securities Act of the offered shares will be paid by Webster. The selling stockholders will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the selling shareholder and share transfer and other taxes attributable to the sale of the offered shares.

                              SELLING STOCKHOLDERS

         On October 10, 2002, Webster acquired Fleming, Perry & Cox, Inc. ("FPC"). As part of this acquisition, Webster issued 83,720 shares of its common stock to former stockholders of FPC in exchange for their shares of common stock of FPC in a private placement transaction exempt from registration under the Securities Act. Webster is registering all of the 83,720 shares under the Securities Act pursuant to the terms of the acquisition agreement.

         Since the selling stockholders may sell all, some or none of their shares, Webster cannot estimate the number of shares that will be sold by the selling stockholders or that will be owned by the selling stockholders upon completion of the offering. The offered shares represent less than 1% of the total number of shares of Webster's common stock outstanding as of January 22, 2003.

Name of Selling Stockholder   Number of Shares Owned    Number of Shares Offered
---------------------------   ----------------------    ------------------------

Richard Fleming                    41,860                        41,860
Joe Cox                            41,860                        41,860
                                   ------                        ------
                    TOTAL:         83,720                        83,720


                              PLAN OF DISTRIBUTION

         The selling stockholders may offer all or part of their shares of common stock from time to time in transactions on the New York Stock Exchange, in privately negotiated transactions, through the writing of options on the common stock or a combination of such methods of sale. The shares of common stock may be offered at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The methods by which the shares may be sold or distributed may include, but are not limited to, the following:


    o a cross or block trade in which the broker-dealer engaged by the selling shareholder will attempt to sell the shares as agent;

    o  an exchange distribution in accordance with the rules of the NASD;

    o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

    o  privately negotiated transactions;

    o short sales or borrowings, returns and reborrowings of the shares pursuant to stock loan agreements to settle short sales; and

    o delivery in connection with the issuance of securities by issuers, other than us, that are exchangeable for, whether on an optional or mandatory basis, or payable in, such shares, whether such securities are listed on a national securities exchange or otherwise, or pursuant to which such shares may be distributed.

         In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in such sales. Brokers or dealers may receive commissions or discounts from the selling stockholders or from the purchasers in amounts to be negotiated immediately prior to the sale. The selling stockholders may also sell such shares in accordance with Rule 144 under the Securities Act. This prospectus also may be used by donees of the selling stockholders or by other persons acquiring shares of the common stock, including brokers who borrow the shares to settle short sales of shares of the common stock and who wish to offer and sell such shares under circumstances requiring or making use of the prospectus desirable.


         From time to time the selling stockholders may engage in short sales, short sales against the box, puts, calls and other transactions in securities of Webster or derivatives thereof, and may sell and deliver shares of common stock in connection therewith. From time to time the selling stockholders may also pledge their shares of common stock pursuant to the margin provisions of their respective customer agreements with their respective brokers or otherwise. Upon a default by a selling stockholder, the broker or pledgees may offer and sell the pledged shares of common stock from time to time.

         The selling stockholders and any broker-dealers who act in connection with the sale of the shares of common stock offered pursuant to this prospectus may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them might be deemed to be underwriting discounts and commissions under the Securities Act.

         Webster has agreed to pay all expenses in connection with the registration under the Securities Act of the offered shares, including:

              o  all registration and filing fees,

              o  printing expenses, and

              o  fees and disbursements of counsel and accountants for Webster.

The selling stockholders, however, are responsible for their own brokerage commissions and similar expenses.

         The selling stockholders will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the selling stockholders and stock transfer and other taxes attributable to the sale of the offered shares. Webster also has agreed to indemnify each of the selling stockholders and their respective officers, directors and trustees and each person who controls, within the meaning of the Securities Act, against losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering. The selling stockholders have agreed to indemnify Webster, its officers and each person who controls, within the meaning of the Securities Act up to an amount equal to the net proceeds to each selling stockholder from Webster common stock sold pursuant to the registration statement, against any losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering with respect to written information furnished to Webster by the selling stockholders.


         The selling stockholders may from time to time offer and sell all or a portion of the offered shares in transactions on the New York Stock Exchange or any other national securities exchange or quotation service on which the offered shares are listed or quoted at the time of the sale, in the over-the-counter market, in negotiated transactions or otherwise, at prices then prevailing or related to the then-current market price or at negotiated prices. The offered shares may be sold directly or through agents or broker-dealers acting as agent, or in block trades. To the extent required, the names of any agents or broker-dealers and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in this prospectus under the caption "Plan of Distribution" or in any accompanying prospectus supplement. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed purchase of the offered shares to be made directly or through agents. The selling stockholders and any agents or broker-dealers participating in the distribution of the offered shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profit on the sale of offered shares by the selling stockholders and any commissions received by any agents or broker-dealers may be deemed to be underwriting commissions or discounts under the Securities Act.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, we file many of our documents electronically with the SEC, and you may access those documents over the Internet. The SEC maintains a "web site" that contains reports, proxy and information statements and other information regarding issuers that file electronically at "http://www.sec.gov."

         Webster common stock is quoted on the New York Stock Exchange under the symbol "WBS."

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows Webster to "incorporate by reference" information into this prospectus. That means that Webster can disclose important information to you by referring you to another document filed separately with the SEC. The information that Webster incorporates by reference is considered a part of this prospectus, except for any information superseded by information presented in this prospectus. This prospectus incorporates important business and financial information about us and our subsidiaries that is not included in or delivered with this prospectus. This prospectus incorporates by reference the documents listed below that Webster has filed with the SEC:


            FILINGS                   PERIOD OF REPORT OR DATE FILED
            -------                   ------------------------------
o  Annual Report on Form 10-K         Year ended December 31, 2001
o  Quarterly Reports on               Quarters ended March 31, June 30, and
   Form 10-Q                          September 30, 2002
o  Current Reports on Form 8-K        Filed February 11, July 23, December 5,
                                      and December 17, 2002 and January 10, and
                                      January 24, 2003
o  For a description of Webster
   common stock
     o  Form 8-A                      Filed October 11, 2002
     o  Current Report on Form 8-K    Filed October 30, 1998
     o  Current Report on Form 8-K    Filed November 25, 1996
     o  Current Report on Form 8-K    Filed February 12, 1996

         These documents are available without charge to you if you call or write to James M. Sitro, Senior Vice President, Webster Financial Corporation, Webster Plaza, Waterbury, Connecticut 06702, or telephone (203) 578-2399.

         All reports and other documents filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the effective date of the registration statement and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be deemed modified or superseded for purposes of this prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. Webster has not authorized anyone to provide you with information that is different, and, if given or made, such information must be not be relied upon as having been authorized by us. Neither the delivery of this prospectus at any time nor any sale made hereunder shall, under any circumstances, imply that the information in this prospectus is correct as of any date after the date on the front of this prospectus. This prospectus shall not constitute an offer to sell or a solicitation of an offer to buy by any person in any jurisdiction in which it is unlawful for such person to make such offer or solicitation.

                                  LEGAL MATTERS

         Hogan & Hartson L.L.P., Washington, D.C. has passed upon the validity of the common stock offered pursuant to this prospectus.


                                     EXPERTS

         The consolidated financial statements of Webster as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001 have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, which is incorporated by reference in this prospectus and in the registration statement and upon the authority of said firm as experts in accounting and auditing.

================================================================================

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY WEBSTER OR THE SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, THE OFFERED SHARES, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF WEBSTER SINCE THE DATE HEREOF.

                              ---------------------

                                TABLE OF CONTENTS

                                                     PAGE

Risk Factors.................................         2
Forward-Looking Statements in This
     Prospectus..............................         4
About This Prospectus........................         4
About Webster Financial Corporation..........         4
No Proceeds to the Company...................         5
Selling Stockholders.........................         5
Plan of Distribution.........................         5
Where You Can Find More Information..........         7
Incorporation of Certain Documents by
     Reference ..............................         7
Legal Matters................................         8
Experts......................................         8
===============================================================================

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                                  83,720 SHARES

                          WEBSTER FINANCIAL CORPORATION
                                  COMMON STOCK

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                                   PROSPECTUS

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                                JANUARY __, 2003


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
                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
          -------------------------------------------

         The following table sets forth the estimated fees and expenses payable by Webster in connection with the issuance and distribution of the securities being registered:

     Registration Fee.............................................   $   248.48
     Printing and Duplicating Expenses............................       500
     Legal Fees and Expenses......................................     5,000
     Blue Sky Fees................................................       500
     Accounting Fees and Expenses.................................     4,000
     Miscellaneous................................................     1,000
                                                                     -----------

         Total....................................................   $11,248.48
                                                                     ===========



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
         ------------------------------------------

         Reference is made to the provisions of Article 6 of Webster's certificate of incorporation, and the provisions of Article IX of the Webster's bylaws, as amended.

         Webster is a Delaware corporation subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (the "Delaware Corporation Law"). Section 145 of the Delaware Corporation Law provides for the indemnification, under certain circumstances, of persons who are or were directors, officers, employees or agents of Webster, or are or were serving at the request of Webster in such a capacity with another business organization or entity, against expenses, judgments, fines and amounts paid in settlement in actions, suits or proceedings, whether civil, criminal, administrative, or investigative, brought or threatened against or involving such persons because of such person's service in any such capacity. In the case of actions brought by or in the right of Webster, Section 145 provides for indemnification only of expenses, and only upon a determination by the Court of Chancery or the court in which such action or suit was brought that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.

         Webster's bylaws provide for indemnification of directors, officers, trustees, employees and agents of Webster, and for those serving in such roles with other business organizations or entities, in the event that such person was or is made a party to (or is threatened to be made a party to) any civil, criminal, administrative, arbitration or investigative action, suit, or proceeding (other than an action by or in the right of Webster) by reason of the fact that such person is or was serving in such a capacity for or on behalf of Webster. Webster will indemnify any such person against expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Webster, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similarly, Webster shall indemnify such persons for expenses reasonably incurred and settlements reasonably paid in actions, suits, or proceedings brought by or in the right of Webster, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Webster; provided, however, that no indemnification shall be made against expenses in respect of any claim, issue, or matter as to which such person is adjudged to be liable to Webster or against amounts paid in settlement unless and only to the extent that there is a determination made by the appropriate party set forth in the bylaws that the person to be indemnified is, in view of all the circumstances of the case, fairly and reasonably entitled to indemnity for such expenses or amounts paid in settlement. In addition, Webster may purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee, or agent of Webster or is acting in such capacity for another business organization or entity at Webster's request, against any liability asserted against such person and incurred in such capacity, or arising out of such person's status as such, whether or not Webster would have the power or obligation to indemnify him against such liability under the provisions of Article IX of Webster's bylaws.

         Article 6 of Webster's restated certificate of incorporation provides that no director will be personally liable to Webster or its stockholders for monetary damages for breach of fiduciary duty as a director other than liability for any breach of such director's duty of loyalty to Webster or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for any payment of a dividend or approval of a stock repurchase that is illegal under Section 174 of the Delaware Corporation Law, or for any transaction from which the director derived an improper personal benefit.

         The foregoing indemnity and insurance provisions have the effect of reducing directors' and officers' exposure to personal liability for actions taken in connection with their respective positions.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Webster pursuant to the foregoing provisions, or otherwise, Webster has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Webster of expenses incurred or paid by a director, officer or controlling person of Webster in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Webster will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 16.  EXHIBITS

         The following Exhibits are filed herewith or incorporated herein by reference:

EXHIBIT
  NO.                                DESCRIPTION

4.1            Second Restated Certificate of Incorporation (filed as Exhibit
               3.1 to the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and incorporated herein by reference).
4.2 Certificate of Amendment to the Second Restated Certificate of Incorporation (filed as Exhibit 3.2 to the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and incorporated herein by reference).
4.3 Bylaws, as amended (filed as Exhibit 3 to the Corporation's Registration Statement on Form S-8 filed with the SEC on July 25, 2000 and incorporated herein by reference).
4.4 Specimen common stock certificate for Webster's common stock (filed as Exhibit 4.1 to the Corporation's Registration Statement on Form S-3 (File No. 333-81563) filed with the SEC on June 25, 1999 and incorporated herein by reference).
4.5 Rights Agreement, dated as of February 5, 1996, between Webster and Chemical Mellon Shareholder Services, L.L.C. (incorporated by reference to Exhibit 1 to Webster's Current Report on Form 8-K filed with the SEC on February 12, 1996).
4.6 Amendment No. 1 to Rights Agreement, dated as of November 4, 1996, between Webster and ChaseMellon Shareholder Services, L.L.C. (incorporated by reference to Webster's Current Report on Form 8-K filed with the SEC on November 25, 1996).
4.7 Amendment No. 2 to Rights Agreement, dated as of October 30, 1998, between Webster and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 1 to Webster's Current Report on Form 8-K filed with the SEC on October 30, 1998).
5 Opinion of Hogan & Hartson L.L.P. as to the validity of the shares being registered.
23.1           Consent of Hogan & Hartson L.L.P. (included in Exhibit 5).
23.2           Consent of KPMG LLP.

24             Power of Attorney.*

-------------------
*filed previously


ITEM 17.      UNDERTAKINGS.

       (a)    Webster hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) Webster hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Webster's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Webster hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), Webster undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

       (d) Webster undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (e) Webster hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

       (g) Webster hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

       (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. IN the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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
                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waterbury, Connecticut, on January 24, 2003.

                                      WEBSTER FINANCIAL CORPORATION
                                              (Registrant)


                                      By:    /s/ James C. Smith
                                           ------------------------
                                           James C. Smith
                                           Chairman and Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 24th day of January, 2003.


/s/ James C. Smith
----------------------------
James C. Smith                      Chairman and Chief Executive Officer
                                    (Principal Executive Officer) and Director


/s/ William J. Healy
----------------------------
William J. Healy                    Executive Vice President and Chief Financial
                                    Officer
                                    (Principal Financial Officer)


*/s/ Joel S. Becker
----------------------------
Joel S. Becker                      Director

*By Power of Attorney

*/s/ William T. Bromage
----------------------------
William T. Bromage                  Director


*/s/ George T. Carpenter
----------------------------
George T. Carpenter                 Director


*/s/ John J. Crawford
----------------------------
John J. Crawford                    Director


*/s/ Robert A. Finkenzeller
----------------------------
Robert A. Finkenzeller              Director


----------------------------
C. Michael Jacobi                   Director


*/s/ John F. McCarthy
----------------------------
John F. McCarthy                    Director


----------------------------
Michael G. Morris                   Director

*By Power of Attorney

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                                  EXHIBIT INDEX

EXHIBIT
   NO.                                 DESCRIPTION

4.1            Second Restated Certificate of Incorporation (filed as Exhibit
               3.1 to the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and incorporated herein by reference).
4.2 Certificate of Amendment to the Second Restated Certificate of Incorporation (filed as Exhibit 3.2 to the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and incorporated herein by reference).
4.3 Bylaws, as amended (filed as Exhibit 3 to the Corporation's Registration Statement on Form S-8 filed with the SEC on July 25, 2000 and incorporated herein by reference).
4.4 Specimen common stock certificate for Webster's common stock (filed as Exhibit 4.1 to the Corporation's Registration Statement on Form S-3 (File No. 333-81563) filed with the SEC on June 25, 1999 and incorporated herein by reference).
4.5 Rights Agreement, dated as of February 5, 1996, between Webster and Chemical Mellon Shareholder Services, L.L.C. (incorporated by reference to Exhibit 1 to Webster's Current Report on Form 8-K filed with the SEC on February 12, 1996).
4.6 Amendment No. 1 to Rights Agreement, dated as of November 4, 1996, between Webster and ChaseMellon Shareholder Services, L.L.C. (incorporated by reference to Webster's Current Report on Form 8-K filed with the SEC on November 25, 1996).
4.7 Amendment No. 2 to Rights Agreement, dated as of October 30, 1998, between Webster and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 1 to Webster's Current Report on Form 8-K filed with the SEC on October 30, 1998).
5 Opinion of Hogan & Hartson L.L.P. as to the validity of the shares being registered.
23.1           Consent of Hogan & Hartson L.L.P. (included in Exhibit 5).
23.2           Consent of KPMG LLP.

24          Power of Attorney.*

*previously filed



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